Exhibit 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)

The Procter & Gamble Company
(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, without par value	Rule 457(h)	300,000	$156.17(2)	$46,851,000(2)	$147.60 per $1,000,000	$6,915.21
Total Offering Amounts					$46,851,000		$6,915.21
Total Fee Offsets							$0.00
Net Fee Due							$6,915.21

(1)
Pursuant to Rule 416 of the Securities Act of 1933 (the "Securities Act"), this registration statement also covers additional shares of Common Stock as may be issued to prevent dilution from stock splits, stock dividends, and similar transactions. Pursuant to Rule 416(c) of the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein and for which no registration fee is required.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to paragraphs (c) and (h) of Rule 457 of the Securities Act on the basis of the average of the high and low prices of the Common Stock on the New York Stock Exchange on April 8, 2024, within five business days prior to filing.